SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 23, 2017

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 25, 2017, Varian Medical Systems, Inc. announced that: “Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017.” A copy of the press release is attached as Exhibit 99.1 and incorporated by reference into this item.

Item 2.06 Material Impairment.

In September 2011, ORIX Capital Markets, LLC (“ORIX”) and the Company entered into a loan facility (the “Loan Facility”) pursuant to which they committed to loan up to $165.3 million (the “Tranche A Loan”) to the California Proton Treatment Center (“CPTC”) to fund the development, construction and initial operations of the Scripps Proton Center in San Diego, California. ORIX is the loan agent (the “Loan Agent”) under the Loan Facility. In June 2014, J.P. Morgan Chase Bank, N.A. assumed $45.0 million of the Company’s original maximum Tranche A Loan commitment of $115.3 million, reducing the Company’s maximum commitment under the Tranche A Loan to $70.3 million. At this time, the Company also committed to loan up to $10 million in subordinated debt under the Loan Facility (the “Tranche B Loan”).

In November 2015, ORIX, J.P. Morgan Chase Bank, N.A. and the Company (the “Lenders”) entered into a forbearance agreement with CPTC (the “Forbearance Agreement”) pursuant to which the Lenders agreed not to enforce their rights to receive principal and interest payments under the Loan Facility until April 2017, subject to CPTC maintaining certain covenants and achieving certain targets primarily relating to patient volumes and cash flow. Pursuant to the Forbearance Agreement, the Lenders agreed to make available up to an additional $9.7 million of loan proceeds with terms similar to the Tranche A Loan for additional working capital needs, the Company’s proportionate share of which was $4.4 million (the “Tranche C Loan”).

As of December 31, 2016, the Company had $82 million outstanding under the Tranche A Loan, $12 million outstanding under the Tranche B Loan and $4 million outstanding under the Tranche C Loan, and had recorded $34 million in accounts receivable from CPTC (including unbilled accounts receivable).

In January 2017, the Company was informed of certain actions taken by CPTC and the Loan Agent to address liquidity issues at CPTC resulting from lower than expected patient volumes. As a result of this information and the Company’s analysis that these actions would likely result in a serious liquidity event at CPTC, possibly leading to insolvency or bankruptcy proceedings at CPTC, the Company determined that it was appropriate to impair $38 million of its $98 million in loans outstanding to CPTC (which included $29 million of accrued interest), and to reserve $34 million related to accounts receivable outstanding from CPTC, in the Company’s first fiscal quarter of 2017. On January 23, 2017, the Audit Committee of the Board of Directors of the Company reviewed the Company’s determination and the Company concluded to take the loan impairment charge and accounts receivable reserve related to CPTC. The Company also recorded a reserve of $4 million in the first quarter of 2017 for accounts receivable related to another proton center.

The Company does not anticipate that the impairment charges will result in future cash expenditures.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1       Press Release dated January 25, 2017 entitled “Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: January 25, 2017

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated January 25, 2017 entitled “Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017.”

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